EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors
Telecomm Sales Network, Inc.

As independent certified public accountants, we hereby consent to the use of our report dated January 19, 2005 with respect to the September 30, 2004 financial statements of Telecomm Sales Network, Inc. in Amendment No. 1 to the Registration Statement on Form SB-2 relating to the registration of 2,056,000 shares of common stock. We also consent to the use of our name and the reference to us in the Experts section of the Registration Statement.

/s/ Williams & Webster, P.S.

_______________________
Williams & Webster, P.S.
Certified Public Accountants
Spokane, Washington

April 25, 2005